CNI CHARTER FUNDS


                          RULE 12B-1 DISTRIBUTION PLAN

                               ____________, 2008


         This Rule 12b-1 Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by CNI CHARTER FUNDS, a Delaware statutory trust (the "Trust"), with respect to each series of its shares, and each class of shares of such series (if separate classes shall be designated) identified on Schedule A attached hereto and incorporated herein (each such series covered by this Plan, a "Fund" and each such class, a "Class"). The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "independent Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and by a majority of the shareholders of each Fund or of each Class as required by the 1940 Act.

         In reviewing the Plan, the Board of Trustees considered the terms of the Underwriting Agreement between the Trust on behalf of each Fund and SEI Investments Distribution Co. (the "Principal Underwriter"), and the compensation, if any, the Principal Underwriter receives from the Trust thereunder, and the nature and amount of other payments, fees, and commissions, if any, that may be paid to the Principal Underwriter, its affiliates, and other agents of the Trust. The Board of Trustees, including the independent Trustees, concluded that the proposed overall compensation of the Principal Underwriter and its affiliates was fair and not excessive.

         In its considerations, the Board of Trustees also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Trust to the Principal Underwriter, as the initial "Distribution Coordinator," or to other firms under agreements with respect to a Fund or Class, may be deemed to constitute impermissible distribution expenses. As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule. Accordingly, the Board of Trustees determined that the Plan also should provide that payments by the Trust and expenditures made by others out of monies received from the Trust which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

         The approval of the Board of Trustees included a determination that in the exercise of the Trustees' reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust, each Fund, each Class, and the shareholders of each. The Plan also has been approved by a vote of at least a majority of the outstanding voting securities of each Fund or Class, as defined in the 1940 Act, to the extent required by the 1940 Act.

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         The provisions of the Plan are:

         1. Annual Fee. The Trust will pay to the Principal Underwriter, as the Funds' Distribution Coordinator, an annual fee for the Principal Underwriter's services in such capacity including its expenses in connection with the promotion and distribution of each Fund's or Class's shares (the "Distribution Expenses"). The annual fee paid to the Principal Underwriter under the Plan will be calculated daily and paid monthly by each Fund or Class on the first day of each month based on the average daily net assets of each Fund or Class, as set forth on Schedule B hereto. The fees are not tied exclusively to actual distribution and service expenses, and the fee may exceed the expenses actually incurred.

         With respect to the AHA Funds, as listed in Schedule A hereto, in the event the Principal Underwriter is not fully reimbursed for payments made or other expenses incurred by it under this Plan, the Principal Underwriter shall be entitled to carry forward such expenses to subsequent fiscal years for submission to the Class A Shares of the applicable AHA Fund for payment, subject always to the annual maximum expenditures set forth in this Section 1; provided, however, that nothing herein shall prohibit or limit the Board of Trustees of the Trust from terminating this Plan and all payments hereunder at any time pursuant to Section 4 hereof. While no AHA Fund is liable for unreimbursed distribution expenses, in the event of discontinuation or termination of this Plan as to any AHA Fund(s), the Board of Trustees may consider the appropriateness of having the Class A shares of such AHA Fund(s) reimburse the Principal Underwriter for the then outstanding carry forward amounts plus interest thereon to the extent permitted by applicable law.

         2. Expenses Covered by the Plan. The fees paid under Section 1 of the Plan may be used to pay for any expenses primarily intended to result in the sale of shares of the Funds and Classes ("distribution services"), including, but not limited to: (a) costs of payments, including incentive compensation, made to agents for and consultants to the Principal Underwriter, any affiliate of the Principal Underwriter or the Trust, including pension administration firms that provide distribution and shareholder related services and broker-dealers that engage in the distribution of the shares of the Funds and Classes; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of shares of a Fund or a Class and servicing of shareholders of a Fund or a Class, including, but not limited to, personnel of the Principal Underwriter and its affiliates, office space and equipment, telephone facilities, answering routine inquiries regarding the Funds, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust's transfer agency or other servicing arrangements; (c) all payments made pursuant to any dealer agreements between the Principal Underwriter and certain broker-dealers, financial institutions and other service providers; (d) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of printing and distributing prospectuses, statements of additional information and reports of the Funds to prospective shareholders of the Funds; (f) costs involved in preparing, printing and distributing sales literature pertaining to the Funds; and (g) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable. Such expenses shall be deemed incurred whether paid directly by the Principal Underwriter as Distribution Coordinator or by a third party to the extent reimbursed therefor by the Principal Underwriter.

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         3. Written Reports. The Principal Underwriter shall furnish to the
Board of Trustees of the Trust, for its review, on at least a quarterly basis, a written report of the monies paid to it under the Plan with respect to each Fund and each Class, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to each Fund or Class.

         4. Termination. The Plan may be terminated as to any Fund or Class at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund or Class or by vote of a majority of the independent Trustees, and any dealer agreement under the Plan may be likewise terminated on not more than sixty (60) days' written notice. The Plan will also terminate automatically in the event of its assignment, as that term is defined in the 1940 Act. Once terminated, no further payments shall be made under the Plan.

         5. Amendments. The Plan and any dealer agreement may not be amended to increase materially the amount to be spent for distribution and servicing of shares of a Fund or a Class pursuant to Section 1 hereof without approval by a majority of the outstanding voting securities of the Fund or Class. All material amendments to the Plan and any dealer agreement entered into with third parties shall be approved by the independent Trustees cast in person at a meeting called for the purpose of voting on any such amendment and by the Trust's Board of Trustees, as required by Rule 12b-1.

         6. Selection of Independent Trustees. So long as the Plan is in effect, the selection and nomination of the Trust's independent Trustees shall be committed to the discretion of such independent Trustees.

         7. Effective Date of Plan. The Plan shall take effect as to a Fund or Class at such time as it has received requisite Trustee and shareholder approval with respect to such Fund or Class and, unless sooner terminated, shall continue in effect for such Fund or Class for a period of more than one year from such date of its effectiveness only so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including the independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

         8. Preservation of Materials. The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to
Section 3 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

         9. Meanings of Certain Terms. As used in the Plan, the terms "assignment," "interested person," and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

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                                   SCHEDULE A
                       TO THE RULE 12B-1 DISTRIBUTION PLAN
                                       OF
                                CNI CHARTER FUNDS

         The 12b-1 Distribution and Servicing Plan shall be applicable to the following series and classes of shares (if separate classes of shares of such series have been designated) of CNI Charter Funds:

Fund                                                                   Classes
-------------------------------------------------------------------------------
1.       Prime Money Market Fund                              N and S
2.       Government Money Market Fund                         N and S
3.       California Tax-Exempt Money Market Fund              N and S
4.       Large Cap Growth Equity Fund                         N
5.       Large Cap Value Equity Fund                          N
6.       Corporate Bond Fund                                  N
7.       Government Bond Fund                                 N
8.       California Tax Exempt Bond Fund                      N
9.       High Yield Bond Fund                                 N
10.      RCB Small Cap Value Fund                             N and R
11.      Multi-Asset Fund                                     N
12.      Opportunistic Value Fund                             N

AHA Funds
13.      AHA Limited Maturity Fixed Income Fund               N
14.      AHA Full Maturity Fixed Income Fund                  N
15.      AHA Balanced Fund                                    N
16.      AHA Diversified Equity Fund                          N
17.      AHA Socially Responsible Equity Fund                 N

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                                   SCHEDULE B
                       TO THE RULE 12B-1 DISTRIBUTION PLAN
                                       OF
                                CNI CHARTER FUNDS



Fund                                      Class               Annual Fee
------------------------------------------------------------------------
Prime Money Market Fund                     N                  0.50%
Prime Money Market Fund                     S                  0.50%
Government Money Market Fund                N                  0.50%
Government Money Market Fund                S                  0.50%
California Tax-Exempt Money Market Fund     N                  0.50%
California Tax-Exempt Money Market Fund     S                  0.50%
Large Cap Growth Equity Fund                N                  0.25%
Large Cap Value Equity Fund                 N                  0.25%
Corporate Bond Fund                         N                  0.25%
Government Bond Fund                        N                  0.25%
California Tax Exempt Bond Fund             N                  0.25%
RCB Small Cap Value Fund                    N                  0.25%
RCB Small Cap Value Fund                    R                  0.25%
High Yield Bond Fund                        N                  0.30%
Multi-Asset Fund                            N                  0.25%
Opportunistic Value Fund                    N                  0.25%


AHA Funds
---------
AHA Limited Maturity Fixed Income Fund      N                  0.25%
AHA Full Maturity Fixed Income Fund         N                  0.25%
AHA Balanced Fund                           N                  0.25%
AHA Diversified Equity Fund                 N                  0.25%
AHA Socially Responsible Equity Fund        N                  0.25%

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